Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following tables present unaudited pro forma condensed combined financial information about Analog Devices, Inc.’s (“Analog Devices”) consolidated balance sheet and statements of income, after giving effect to the merger (the “Merger”) with Maxim Integrated Products, Inc. (“Maxim”). The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with:
•the historical consolidated financial statements and related notes of Analog Devices as of and for the year ended October 31, 2020 included in Analog Devices’ Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on November 24, 2020;
•the historical condensed consolidated financial statements and related notes of Analog Devices as of and for the nine months July 31, 2021 included in Analog Devices’ Quarterly Report on Form 10-Q, filed with the SEC on August 18, 2021;
•the historical consolidated financial statements and related notes of Maxim as of and for the year ended June 26, 2021 included in Maxim’s Annual Report on Form 10-K, filed with the SEC on August 20, 2021;
•the historical consolidated financial statements and related notes of Maxim as of and for the year ended June 27, 2020 included in Maxim’s Annual Report on Form 10-K, filed with the SEC on August 19, 2020;
•the historical condensed consolidated financial statements and related notes of Maxim as of and for the three months ended September 26, 2020 included in Maxim’s Quarterly Report on Form 10-Q, filed with the SEC on October 28, 2020; and
•the historical condensed consolidated financial statements and related notes of Maxim as of and for the three months ended September 28, 2019 included in Maxim’s Quarterly Report on Form 10-Q, filed with the SEC on October 30, 2019.
The unaudited pro forma condensed combined balance sheet as of July 31, 2021 and the unaudited pro forma condensed combined statements of income for the nine months ended July 31, 2021 and the year ended October 31, 2020, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheet of Analog Devices as of July 31, 2021 and audited consolidated balance sheet of Maxim as of June 26, 2021, and gives effect to the Merger as if it had been completed on July 31, 2021. The unaudited pro forma condensed combined statements of income combine the historical results of Analog Devices and Maxim for the nine months ended July 31, 2021 and June 26, 2021, respectively, and the twelve months ended October 31, 2020 and September 26, 2020, respectively, and gives effect to the Merger as if it occurred on November 3, 2019. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results.
The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Merger occurred as of the dates indicated or what the financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Analog Devices and Maxim as described further in Note 2, Basis of Pro Forma Presentation.
The Merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Analog Devices representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:
•Application of the acquisition method of accounting in connection with the Merger; and
•Transaction costs incurred in connection with the Merger.
The unaudited pro forma condensed combined statements of income also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impact of any revenue, cost or other operating synergies that may result from the Merger.
The unaudited pro forma condensed combined financial information includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that would have occurred or that may occur in the future had the Merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Analog Devices after the Merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors,” of Analog Devices’ Quarterly Report on Form 10-Q, filed with the SEC on August 18, 2021.
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Analog Devices. Known accounting policy differences have been adjusted for as described in Note 4, Conforming Accounting Policies for additional information. As more information continues to become available following completion of the Merger, Analog Devices will continue to perform a more detailed assessment of the Maxim accounting policies. As a result of that assessment, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

ANALOG DEVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JULY 31, 2021
(In thousands)

	Historical

	Analog Devices as of 7/31/21	Maxim as of 6/26/21 (Note 3)	Pro Forma Adjustments for Acquisition	Note References	Pro Forma Condensed Combined
ASSETS
Current Assets
Cash and cash equivalents	$1,480,701	$2,291,399	$(10,208)	5, 5 (i)	$3,761,892
Accounts receivable	823,163	658,829	—		1,481,992
Inventories	657,520	237,414	616,386	5 (a)	1,511,320
Prepaid expenses and other current assets	129,071	30,643	—		159,714
Total current assets	3,090,455	3,218,285	606,178		6,914,918

Property, plant and equipment, net	1,173,674	554,339	184,662	5 (b)	1,912,675
Other Assets
Other investments	105,562	—	—		105,562
Goodwill	12,278,898	562,540	13,749,158	5 (c)	26,590,596
Intangible assets, net	3,248,802	66,998	12,695,202	5 (d)	16,011,002
Deferred tax assets	1,425,293	—	—		1,425,293
Other assets	318,506	120,937	—		439,443
Total other assets	17,377,061	750,475	26,444,360		44,571,896
	$21,641,190	$4,523,099	$27,235,200		$53,399,489

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$265,933	$129,710	$—		$395,643
Income taxes payable	233,055	126,968	(28,379)	5 (e)	331,644
Accrued liabilities	969,677	458,034	197,135	5 (e)	1,624,846
Debt, current	1,324,677	—	—		1,324,677
Total current liabilities	2,793,342	714,712	168,756		3,676,810
Non-current liabilities
Long-term debt	3,824,819	995,460	—		4,820,279
Deferred income taxes	1,776,308	14,030	1,731,869	5 (f) (g)	3,522,207
Income taxes payable	529,057	266,564	—		795,621
Other non-current liabilities	453,701	116,393	—		570,094
Total non-current liabilities	6,583,885	1,392,447	1,731,869		9,708,201
Commitments and contingencies	—	—	—		—

Shareholders' Equity
Common stock	61,370	269	27,937	5, 5 (h)	89,576
Capital in excess of par value	4,614,677	58,055	27,883,113	5, 5 (h) (i)	32,555,845
Retained earnings	7,812,859	2,370,900	(2,589,759)	5 (e) (h) (i)	7,594,000
Accumulated other comprehensive income or loss	(224,943)	(13,284)	13,284	5 (h)	(224,943)
Total shareholders' equity	12,263,963	2,415,940	25,334,575		40,014,478
	$21,641,190	$4,523,099	$27,235,200		$53,399,489

See the accompanying notes to unaudited pro forma condensed combined financial information.

ANALOG DEVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED OCTOBER 31, 2020
(In thousands, except per share data)

	Historical
	Analog Devices 12 Months Ended 10/31/20	Maxim 12 Months Ended 9/26/20 (Note 3)	Pro Forma Adjustments for Acquisition	Note References	Pro Forma Condensed Combined
Revenue	$5,603,056	$2,277,712	$—		$7,880,768
Cost of sales	1,912,578	771,369	982,844	6 (a)(b)(c)(e)	3,666,791
Gross Margin	3,690,478	1,506,343	(982,844)		4,213,977
Operating expenses:
Research and development	1,050,519	446,643	5,665	6 (a)(b)(e)	1,502,827
Selling, marketing, general and administrative	659,923	311,893	(30,632)	6 (a)(b)(d)(e)	941,184
Amortization of intangibles	429,455	3,241	572,169	6 (c)	1,004,865
Special charges	52,337	12,742	—		65,079
	2,192,234	774,519	547,202		3,513,955
Operating income	1,498,244	731,824	(1,530,046)		700,022
Nonoperating (income) expenses:
Interest expense	193,305	17,164	—		210,469
Interest income	(4,305)	—	—		(4,305)
Other, net	(2,373)	—	—		(2,373)
	186,627	17,164	—		203,791
Income before income taxes	1,311,617	714,660	(1,530,046)		496,231
Provision (benefit) for income taxes	90,856	30,608	(175,142)	6 (f)	(53,678)
Net income (loss)	$1,220,761	$684,052	$(1,354,904)		$549,909

Shares used to compute earnings per share - Basic	368,633		169,233	6 (g)	537,866
Shares used to compute earnings per share - Diluted	371,973		172,430	6 (g)	544,403

Basic earnings per share	$3.31				$1.02
Diluted earnings per share	$3.28				$1.01

See the accompanying notes to unaudited pro forma condensed combined financial information.

ANALOG DEVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED JULY 31, 2021
(In thousands, except per share data)

	Historical
	Analog Devices 9 Months Ended 7/31/21	Maxim 9 Months Ended 6/26/21 (Note 3)	Pro Forma Adjustments for Acquisition	Note References	Pro Forma Condensed Combined
Revenue	$4,978,718	$2,013,172	$—		$6,991,890
Cost of sales	1,575,526	669,840	743,577	6 (a)(b)(c)(e)	2,988,943
Gross Margin	3,403,192	1,343,332	(743,577)		4,002,947
Operating expenses:
Research and development	897,005	338,864	2,113	6 (a)(b)(e)	1,237,982
Selling, marketing, general and administrative	597,963	252,946	(70,071)	6 (a)(b)(d)(e)	780,838
Amortization of intangibles	323,217	2,635	428,923	6 (c)	754,775
Special charges	(8,189)	4,621	—		(3,568)
	1,809,996	599,066	360,965		2,770,027
Operating income	1,593,196	744,266	(1,104,542)		1,232,920
Nonoperating (income) expenses:
Interest expense	130,204	8,927	—		139,131
Interest income	(799)	—	—		(799)
Other, net	(21,090)	—	—		(21,090)
	108,315	8,927	—		117,242
Income before income taxes	1,484,881	735,339	(1,104,542)		1,115,678
Provision (benefit) for income taxes	170,146	77,592	(122,386)	6 (f)	125,352
Net income (loss)	$1,314,735	$657,747	$(982,156)		$990,326

Shares used to compute earnings per share - Basic	368,834		169,233	6 (g)	538,067
Shares used to compute earnings per share - Diluted	372,457		172,430	6 (g)	544,887

Basic earnings per share	$3.56				$1.84
Diluted earnings per share	$3.53				$1.82

See the accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Note 1 – Description of the Merger
On July 12, 2020, Analog Devices entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Analog Devices, Magneto Corp, a wholly owned subsidiary of Analog Devices (“Merger Sub”), and Maxim. Upon the terms and subject to the conditions of the Merger Agreement, on August 26, 2021, Merger Sub merged with and into Maxim, with Maxim surviving the merger as a wholly owned subsidiary of Analog Devices.
Under the terms of the Merger Agreement, all Maxim restricted stock units and Maxim restricted share awards (excluding any Maxim restricted stock unit awards and Maxim restricted share awards that by their terms became vested and were settled upon the effective time) outstanding as of and immediately prior to the effective time were converted into a restricted stock unit award or restricted share award, as applicable, with respect to a number of shares of Analog Devices common stock based on the per share merger consideration of 0.6300 of a share of Analog Devices common stock for each share of Maxim common stock subject to such award immediately prior to the effective time.
All Maxim performance-based market stock units (which are referred to as “Maxim MSUs”) outstanding as of immediately prior to the effective time were converted into time-based restricted stock unit awards covering a number of shares of Analog Devices common stock based on the per share merger consideration of 0.6300 of a share of Analog Devices common stock for each share of Maxim common stock subject to the Maxim MSU immediately prior to the effective time (after giving effect to the applicable provisions, if any, of the award agreement governing such Maxim MSU upon the consummation of a “change in control”).

Note 2 — Basis of Pro Forma Presentation
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Analog Devices as of July 31, 2021 and Maxim as of June 26, 2021. Analog Devices has a 52-to-53-week fiscal year that ends on the Saturday closest to the last day in October and Maxim has a 52-to-53-week fiscal year that ends on the last Saturday of June. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial information has been prepared utilizing fiscal periods with end dates that differ by less than 93 days. The unaudited pro forma condensed combined statements of income were prepared using:
•the historical audited consolidated statement of income of Analog Devices for the year ended October 31, 2020;
•the historical unaudited condensed consolidated statement of income of Analog Devices for the nine months ended July 31, 2021;

•the historical audited consolidated statement of income of Maxim for the year ended June 27, 2020;
•the historical audited consolidated statement of income of Maxim for the year ended June 26, 2021;
•the historical unaudited condensed consolidated statement of income of Maxim for the three months ended September 26, 2020; and
•the historical unaudited condensed consolidated statement of income of Maxim for the three months ended September 28, 2019.
Both Analog Devices and Maxim’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical Maxim financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform Maxim’s financial statement presentation to that of Analog Devices. See Note 3, Reclassifications for additional information.
The acquisition of Maxim by Analog Devices will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with Analog Devices representing the accounting acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Analog Devices’ costs to acquire Maxim have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values were as of the date of the Merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Maxim’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed has been recognized as goodwill. Management believes the estimated fair values utilized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material. Following the consummation of the Merger, Analog Devices has begun to conduct, but has not yet completed, a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statements of income also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated.

Note 3 – Reclassifications
Historical Maxim financial information has been reclassified to conform the presentation to that of Analog Devices as indicated in the table below:
Balance Sheet as of June 26, 2021

Amount (In thousands)	Presentation in Maxim's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$658,829	Accounts receivable, net of allowances	Accounts receivable
259,411	Price adjustment and other revenue reserves	Accrued liabilities
150,656	Accrued salary and related expenses	Accrued liabilities
47,967	Accrued expenses	Accrued liabilities
14,030	Other liabilities	Deferred income taxes
77,400	Non current income taxes payable	Current income taxes payable
Statement of Income for the Twelve-Months Ended September 26, 2020

Amount (In thousands)	Presentation in Maxim's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$303,561	Selling, general and administrative	Selling, marketing, general and administrative
12,742	Severance and restructuring expenses	Special charges
8,332	Other operating expenses (income), net	Selling, marketing, general and administrative
(17,164)	Interest and other income (expense), net	Interest expense
Statement of Income for the Nine-Months Ended June 26, 2021

Amount (In thousands)	Presentation in Maxim's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$237,768	Selling, general and administrative	Selling, marketing, general and administrative
4,621	Severance and restructuring expenses	Special charges
15,178	Other operating expenses (income), net	Selling, marketing, general and administrative
(8,927)	Interest and other income (expense), net	Interest expense

Note 4 – Conforming Accounting Policies
The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in Analog Devices’ consolidated financial statements. Based on the procedures performed to date, the accounting policies of Maxim are similar in all material respects to Analog Devices’ accounting policies with the exception of (i) accounting for inventory reserves, (ii) the estimated useful lives of fixed assets and (iii) taxes related to the global intangible low-taxed income (GILTI). The impacts of conforming these policies are described in Note 5 and Note 6. In addition, as noted in Note 3, certain balances presented in the historical financial statements of Maxim have been reclassified to conform their presentation to that of Analog Devices. Analog Devices is not aware of any other material differences between the accounting policies or classification of amounts of the two companies that would continue to exist subsequent to the application of acquisition accounting. Following the consummation of the Merger, Analog Devices has begun to conduct, but has not yet completed, a more detailed review of Maxim’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Maxim’s results of operations or reclassification of assets or liabilities to conform to Analog Devices’ accounting policies and classifications. As a result, Analog Devices may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

Note 5 – Estimated Merger Consideration and Allocation
The Merger consideration is approximately $28.0 billion based on Analog Devices’ closing share price of $164.00 on August 25, 2021.
The following table summarizes the components of the preliminary Merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars):

Cash consideration*	$47
Equity portion of purchase price**	27,754,212
Fair value of partially vested restricted stock and restricted stock units assumed***	175,220
Total purchase consideration	$27,929,479
*Reflects cash paid for fractional shares of Analog Devices common stock in respect of shares of Maxim common stock outstanding.
**The fair value is based on the issuance of 169.2 million shares of Analog Devices’ common stock with a per-share value of $164.00 (the closing price of Analog Devices’ common stock on the Nasdaq Global Select Market on August 25, 2021).
***In connection with the Merger, Analog Devices issued equity awards to certain Maxim employees in replacement of Maxim equity awards that were canceled at closing. The amount represents the portion of the fair value of the replacement equity awards associated with services rendered though the acquisition date and has been included as a component of the total purchase consideration.

The following is a preliminary allocation of the purchase consideration to the assets acquired and the liabilities assumed by Analog Devices in the Merger, reconciled to the purchase consideration transferred:

(in thousands)
Net book value of net assets acquired	5(h)	$2,415,940
Adjustments to:
Inventory	5(a)	616,386
Property, plant and equipment	5(b)	184,662
Intangible assets	5(d)	12,695,202
Deferred income taxes	5(f)(g)	(1,731,869)
Goodwill	5(c)	13,749,158
Total purchase consideration		$27,929,479
Acquisition Accounting Adjustments (all amounts in thousands except per share and useful life amounts):
a.Reflects an increase in book value for Maxim’s inventory balances to reflect their acquisition date fair value of $853,800, including an increase in the inventory value of $7,336 to conform Maxim’s inventory reserve methodology to that of Analog Devices. The fair value of inventory was calculated using the comparative sales method. This method utilizes the expected selling prices to customers as a basis of valuing finished goods, which is then adjusted for additional factors, including the time to dispose of inventory, expenses incurred at disposition and the profit commensurate with the amount of investment and degree of risk. The final fair value determination for inventories may differ materially from this preliminary determination. The increase will be expensed as the acquired inventory is sold, which is projected to occur within the first year after the close of the Merger. As this item will not have a continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statements of income.
b.Reflects an increase in book value for Maxim's property, plant and equipment balances to reflect their acquisition date fair values of $739,001, including a decrease of $169,592 to conform Maxim’s fixed asset useful lives to that of Analog Devices. The fair value estimate for property, plant and equipment is preliminary and has been determined based on the assumptions that management believes market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for property, plant and equipment may differ materially from this preliminary determination.
c.Goodwill is calculated as the difference between the fair value of the consideration paid and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

As of July 31, 2021
Estimated goodwill related to this transaction	$14,311,698
Elimination of Maxim’s historical goodwill	(562,540)
Pro forma adjustment	13,749,158
d.Adjustment to intangible assets expected to be recognized in connection with the Merger, consisting of the following:

Description	Estimated Useful Life	Estimated Fair Value	Balance Sheet Classification
Customer relationships	10	$5,754,100	Intangible assets, net
Developed technology	8	6,676,200	Intangible assets, net
Backlog	2	331,900	Intangible assets, net
Total identifiable intangible assets		12,762,200
Historical Maxim intangible assets		(66,998)
Pro forma adjustment		$12,695,202

The fair value of the customer relationships was calculated using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Maxim’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. The primary estimates inherent in this method consist of the customer attrition rate, determination of excess earnings and an appropriate rate of return.
The fair value of Maxim’s technology-based intangible assets were determined using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.
The fair value of Maxim’s backlog was determined using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Maxim’s existing backlog. This method reflects the present value of the projected cash flows that are expected to be generated by the backlog, less, charges representing the contribution of other assets to those cash flows and an appropriate discount rate to reflect the time value and risk associated with the cash flows.
The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.
e.Reflects the reduction to retained earnings of $168,756, the corresponding increase to accrued liabilities of $197,135 related to transaction costs and decrease to income tax payable of $28,379 related to the associated tax effects of the transaction costs incurred by Analog Devices and Maxim on or prior to the closing of the Merger.
f.Reflects the adjustments to record an increase to deferred income tax liabilities of $1,768,076 resulting from pro forma fair value adjustments related to the acquired assets.
The estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Maxim’s financial statements using a blended statutory tax rate. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the acquisition accounting and these items could be material.
g.Reflects the adjustments to record a decrease in deferred income tax liabilities of $36,207 to conform Maxim’s accounting policy to the deferral method consistent to that of Analog Devices’ related to the GILTI.
h.Reflects the elimination of the historical book value of the net assets acquired from Maxim as of June 26, 2021. The unaudited pro forma condensed combined balance sheet reflects the elimination of Maxim’s historical common stock, capital in excess of par, accumulated other comprehensive income or loss and retained earnings as part of acquisition accounting.
i.Reflects the reduction to retained earnings of $50,103 and the corresponding increase in capital in excess of par value of $39,942 and decrease in cash and cash equivalents of $10,161 related to the anticipated severance cash payment and full accelerated vesting of all equity incentive awards for the certain Maxim executives outstanding as of the closing date of the merger in accordance with their existing change in control employee severance plan. As this item will not have a continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statement of income

Note 6 – Unaudited Pro Forma Condensed Combined Statements of Income Adjustments
The pro forma adjustments in the unaudited pro forma condensed combined statements of income are as follows (all amounts in thousands):
a.Reflects additional depreciation expense for the estimated fair value adjustment of acquired property, plant and equipment on a straight-line basis over a weighted average useful life of 15 years as follows:

(In thousands)	Twelve months ended October 31, 2020	Nine months ended July 31, 2021
Cost of sales	$32,366	$24,275
Research and development	4,788	3,591
Selling, marketing, general and administrative	1,477	1,108
	$38,631	$28,974
b.To record the adjustments to stock-based compensation expense for the estimated differences between historical amounts recorded in the financial statements and the estimated preliminary value related to the unvested portion of the Maxim equity awards replaced with Analog equity awards in connection with the merger as follows:

(In thousands)	Twelve months ended October 31, 2020	Nine months ended July 31, 2021
Cost of sales	$1,187	$(135)
Research and development	4,100	(465)
Selling, marketing, general and administrative	4,157	(471)
	$9,444	$(1,071)
c.Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets as follows:

(In thousands)	Twelve months ended October 31, 2020	Nine months ended July 31, 2021
Cost of sales	$986,365	$738,529
Amortization of intangibles	572,169	428,923
	$1,558,534	$1,167,452
These preliminary estimates of fair value and estimated useful lives may differ from final amounts that Analog Devices will calculate after completing a detailed valuation analysis and difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase or decrease in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $157,589 for the twelve months ended October 31, 2020 and $118,191 for the nine months ended July 31, 2021. A 10% increase in the estimated useful lives of intangible assets would cause a corresponding decrease in the amortization expense of approximately $143,262 for the twelve months ended October 31, 2020 and $107,448 for the nine months ended July 31, 2021. A 10% decrease in the estimated useful lives of intangible assets would cause a corresponding increase in the amortization expense of approximately $175,098 for the twelve months ended October 31, 2020 and $131,323 for the nine months ended July 31, 2021.
d.Reflects an adjustment to selling, marketing, general and administrative expense of $35,272 and $70,395 for the twelve months ended October 31, 2020 and the nine months ended July 31, 2021, respectively, representing the elimination of the advisory, legal and accounting expenses incurred by both Analog Devices and Maxim in connection with the Merger, which are not expected to have a continuing impact on results of operations on the combined company.
e.Reflects adjustments to conform Maxim’s accounting policies to Analog Devices’ accounting policies relating to accounting for inventory reserves and the useful lives of fixed assets as follows:

(In thousands)	Twelve months ended October 31, 2020	Nine months ended July 31, 2021
Cost of sales	$(37,074)	$(19,092)
Research and development	(3,223)	(1,013)
Selling, marketing, general and administrative	(994)	(313)
	$(41,291)	$(20,418)
f.Reflects tax effects of the pro forma adjustments based on the estimated blended statutory tax rate in effect and adjustments to conform Maxim’s accounting policy to the deferral method consistent to that of Analog Devices’ related to the GILTI.
g.Reflects adjustment to earnings per share (which are referred to as “EPS”) calculation for the Analog Devices replacement restricted stock units/awards (which are referred to as “RSUs/RSAs”) issued in connection with the Merger. The calculation of pro forma diluted EPS for the replacement awards has been adjusted for the impact of dilutive shares representing the maximum potential impact on EPS from these RSUs/RSAs. The actual number of RSUs/RSAs that may eventually vest and their dilutive effect may vary significantly from the estimated amount, and the difference to the diluted EPS could be material.